Exhibit (l)

SUTHERLAND ASBILL & BRENNAN LLP 1275 Pennsylvania Ave., NW Washington, DC 20004-2415 202.383.0100 Fax 202.637.3593 www.sutherland.com

September 27, 2012

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

Re:	Rule 462(b) Registration Statement (the “Registration Statement”) Relating to Registration Statement on Form N-2 (File No. 333-179431)

Ladies and Gentlemen:

We have acted as counsel to Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on September 27, 2012 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares (the “Shares”) of common stock, par value $0.001 (the “Common Stock”) of the Company. The Shares are to be issued in an underwritten public offering covered by the Registration Statement.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of such records, documents or other instruments as we in our judgment deem necessary or appropriate for us to render the opinions set forth in this opinion letter including, without limitation, the following:

(i)	The Articles of Amendment and Restatement of the Company, as amended, certified as of the date hereof (the “Articles of Incorporation”) by an officer of the Company;

(ii)	The Amended and Restated Bylaws of the Company, certified as of the date hereof (the “Bylaws”) by an officer of the Company;

Hercules Technology Growth Capital, Inc.

September 27, 2012

(iii)	A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date; and

(iv)	The resolutions of the Board of Directors of the Company (the “Resolutions”), or a duly authorized committee thereof, of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, (b) the authorization of the issuance, offer and sale of the underwritten public offering of the Shares pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Company. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

For purposes of our opinions in this opinion letter, we have assumed, without any independent investigation or verification, that: (a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (b) each governmental or officer’s certificate has been properly issued and it is accurate, complete and authentic (and we have assumed that such certificates remain accurate on the date of this letter); (c) all natural persons have sufficient legal capacity; and (d) the accuracy and completeness of all corporate records made available to us by the Company.

This opinion letter is limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and reported judicial decisions interpreting the foregoing, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

Hercules Technology Growth Capital, Inc.

September 27, 2012

This opinion is being furnished for submission to the Commission as an exhibit to the Registration Statement, and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ SUTHERLAND ASBILL & BRENNAN LLP